Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

SFX ENTERTAINMENT RECEIVES PROPOSAL FROM ROBERT F.X. SILLERMAN TO COMMENCE A TRANSACTION TO ACQUIRE ALL OUTSTANDING SHARES

New York, February 25, 2015 — SFX Entertainment, Inc. (Nasdaq: SFXE) (“SFX” or “the Company”) today confirmed that it received a proposal from Robert F.X. Sillerman (“Sillerman”), the Company’s Chairman and Chief Executive Officer, to negotiate with the Company a transaction whereby Sillerman would acquire all of the outstanding shares of SFX that he does not already own at a price of $4.75 per share in cash.  According to Sillerman’s proposal, current shareholders will be offered an opportunity to remain as investors in the Company following any such acquisition.  Mr. Sillerman currently owns approximately 39.8% of the outstanding common stock of SFX Entertainment.

The Board of Directors has established a Special Committee of independent directors to review and negotiate the nonbinding offer.  The Special Committee will consider and advise shareholders of its recommendations in accordance with applicable legal requirements.  The Special Committee has retained independent legal counsel in connection with the negotiation of the proposed transaction.

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals. SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity. SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance, Awakenings, and React Presents, as well as the innovative ticketing service Flavorus.

SFX operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.

Investor Relations Contacts:

Richard Rosenstein

Chief Financial Officer & Chief Administrative Officer

646 561 6400

Joseph Jaffoni

JCIR

212 835 8500

sfxe@jcir.com

Media Contact:

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com